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                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

The Plan Administrator of
Quebecor Deferred Compensation Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No.333-8870) on Form S-8 of the Quebecor Deferred Compensation Savings Plan of our report dated June 26, 2000 relating to the statements of net assets available for benefits, as of December 31, 1999, and related statement of changes in net assets available for benefits for the year then ended; which reports appears in the December 31, 2000 Annual Form 11-K of the Quebecor Deferred Compensation Savings Plan.

KPMG LLP
New York, New York
June 28, 2001






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